2008 Restricted Stock Unit Award Agreement (with related Dividend Equivalent Rights) for Donald B. Schroeder	Exhibit 10(b)

RESTRICTED STOCK UNIT AWARD AGREEMENT

(with related Dividend Equivalent Rights)

Tim Hortons Inc.

Grant Year: 2008

May 15, 2008

THIS AGREEMENT, made effective as of the 15th day of May, 2008 (the “Date of Grant”), is among Tim Hortons Inc., a Delaware corporation (the “Company”), The TDL Group Corp., a Nova Scotia unlimited liability company (the “Employer”) and Donald Schroeder (the “Grantee”) (collectively, the “Parties”).

WHEREAS, the Company has adopted the Tim Hortons Inc. 2006 Stock Incentive Plan, as amended from time to time (the “Plan”), in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, pursuant to Section 4.2 of the Plan, the Committee (as defined below) has determined to grant to the Grantee on the Date of Grant an Award of Stock Units with related Dividend Equivalent Rights as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company and its Subsidiaries; and

WHEREAS, the Award is evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the Award.

NOW, THEREFORE, the Parties agree as follows:

1.	Award.

1.1	The Company hereby grants to the Grantee in respect of employment services provided by the Grantee to the Employer in 2008 an award (the “Award”) of Restricted Stock Units with an equal number of related Dividend Equivalent Rights. The Restricted Stock Units and related Dividend Equivalent Rights granted pursuant to the Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 8 hereof. Subject to Section 6 hereof, each Restricted Stock Unit represents the right to receive, at the absolute discretion of the Company, (i) one (1) Share from the Company, (ii) cash delivered to a broker to acquire one (1) share on the Grantee’s behalf, or (iii) one (1) Share delivered by the Trustee (as defined in Section 7), in any case at the time and in the manner set forth in Section 7 hereof.

1.2

Each Dividend Equivalent Right represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Share represented by the Restricted Stock Unit to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any amount related to cash dividends shall be converted into additional Restricted Stock

Units based on the Fair Market Value of a Share on the date such dividend is made. Any additional Restricted Stock Units granted pursuant to this Section shall be subject to the same terms and conditions applicable to the Restricted Stock Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 8, inclusive, of this Agreement. In the event that a Restricted Stock Unit is forfeited pursuant to Section 6 hereof, the related Dividend Equivalent Right shall also be forfeited. Fractional Restricted Stock Units may be generated upon the automatic settlement of Dividend Equivalent Rights into additional Restricted Stock Units and upon the vesting of a portion of a Restricted Stock Unit award (see Section 3). These fractional Restricted Stock Units continue to accrue additional Dividend Equivalent Rights and accumulate until the fractional interest is of sufficient value to acquire an additional Restricted Stock Unit as a result of the settlement of future Dividend Equivalent Rights, subject to adjustment upon the vesting of a portion of the underlying Restricted Stock Unit award (see Section 3). The Human Resource and Compensation Committee (“Committee”) shall determine appropriate administration for the tracking and settlement of Dividend Equivalent Rights, including with respect to fractional interests, and the Committee’s determination in this regard shall be final and binding upon all Parties.

1.3	This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations, rules, etc. of the Committee in connection with the Plan. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions on Transfer.

The Restricted Stock Units and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3.	Vesting.

Except as otherwise provided in this Agreement, the Restricted Stock Units granted hereunder shall vest in their entirety on November 15, 2010. Fractional Restricted Stock Units may be generated and/or adjusted upon the vesting of the Restricted Stock Units awarded under this Agreement. See Section 7 regarding settlement of fractional Restricted Stock Units.

4.	Effect of Certain Terminations of Employment.

4.1	Death or Disability. If Grantee’s employment terminates as a result of Grantee’s death or becoming Disabled, or if the Grantee is terminated without Cause in connection with the sale or disposition of a Subsidiary, in each case if such termination occurs on or after the Date of Grant, all Restricted Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of such termination.

4.2	Retirement. Notwithstanding anything set forth herein or in the Plan to the contrary, if Grantee’s employment terminates as a result of the Grantee’s Retirement, and if such termination occurs before November 15, 2010, the unvested Restricted Stock Units granted hereunder shall be forfeited.

4.3	Definitions. As used in this Agreement, (a) “Retirement” shall mean termination of employment after attaining age 60 with at least 10 years of service (as defined in the Company’s qualified retirement plans) other than by death, Disability or for Cause and (b) the word “terminate” or “termination” in connection with the Grantee’s employment shall mean the Grantee’s “separation from service,” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

4.4	Trading Policies and Transfer of Shares. For a period of six (6) months following a termination of employment, whether under Section 4, 5, or 6 of this Agreement, Grantee shall continue to be subject to the Company’s insider trading and window trading policies and must follow all pre-clearance procedures, and all other requirements, included in those policies. In the case of Retirement, a termination due to Disability, or death, Grantee or Grantee’s estate or legal representative, as the case may be, shall take all reasonable steps to transfer all Shares received under this Agreement (and all other Shares that have vested and are maintained in the Plan Administrator’s system in a brokerage account for the benefit of Grantee) from the Company’s Plan Administration system within five (5) years following the Grantee’s termination of employment. For terminations arising for any reason other than death, Disability, or Retirement, Grantee shall transfer all Shares received under this Agreement (and all other Shares that have vested and are maintained in the Plan Administrator’s system in a brokerage account for the benefit of Grantee) from the Company’s Plan Administration system within one year following the Grantee’s termination of employment.

5.	Effect of Change in Control.

In the event of a Change in Control, which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5), at any time on or after the Date of Grant, all Restricted Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately.

6.	Forfeiture of Award.

Except as otherwise provided in this Agreement, any and all Restricted Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited upon:

(a)	the termination of the Grantee’s employment with the Company or any Subsidiary for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(b)	the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7.	Satisfaction of Award.

In order to satisfy Restricted Stock Units after vesting pursuant to this Agreement, the Company shall, at its election either (i) issue treasury Shares to the Grantee (or, if applicable, the Grantee’s estate); (ii) deliver cash to a broker designated by the Company who, as agent for the Grantee, shall purchase the appropriate number of Shares on the open market; (iii) contribute cash to a trust fund (the “Trust”) to be used by the trustee thereof (the “Trustee”) to purchase Shares for the purpose of satisfying the Grantee’s entitlements under this Agreement, which Shares shall be held by the Trustee, and the Trustee, upon direction, shall deliver such Shares to the Grantee; or, (iv) any combination of the above.

The aggregate number of Shares issued by the Company, purchased by a broker for the Grantee or delivered by the Trustee to a Grantee at any particular time pursuant to this Section 7 shall correspond to the number of Restricted Stock Units that become vested on the vesting date, with one (1) Restricted Stock Unit corresponding to one (1) common Share, subject to any withholding as may be required under Section 10 of this Agreement, notwithstanding any delay between a vesting date and the settlement date. Fractional Shares may be issued or delivered upon settlement of vested Restricted Stock Units. All parties understand, acknowledge and agree that fractional Shares cannot be traded in the public markets, and therefore, any fractional Share issued or delivered to Grantee upon settlement of a vested Restricted Stock Unit, after taking into account the reduction to the number of Shares as required under Section 10 of this Agreement, if applicable, will ultimately be settled in cash when the Grantee sells Shares through the Plan Administrator or transfers Shares out of the Plan Administrator’s system. The Committee shall determine appropriate administration for the settling of vested Restricted Stock Units, including with respect to fractional interests, and the Committee’s determination in this regard shall be final and binding upon all Parties. As used herein, “Plan Administrator” shall mean the party engaged by the Company to administratively track awards and accompanying Dividend Equivalent Rights granted under the Plan, as well as handle the process of vesting and settlement of such awards.

The Company will satisfy its obligations in this Section 7 on each vesting date or as soon as administratively practicable but no later than the later of (a) December 31 of the year in which such vesting date occurs, or (b) sixty (60) days after such vesting date. Notwithstanding the foregoing, with respect to Restricted Stock Units that become vested pursuant to Section 4 as a result of the Grantee’s Retirement or upon becoming Disabled, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of such vesting date, the Company shall satisfy its obligations in this Section 7 by the later of (i) the date otherwise required by this Section 7 and (ii) the first business day of the calendar month following the date which is six (6) months after the Grantee’s employment terminates.

Any of the Company’s obligations in this Section 7 may be satisfied by the Company or the Employer.

8.	Execution of the Award.

The grant of the Restricted Stock Units and Dividend Equivalent Rights to the Grantee pursuant to the Award shall be conditional upon the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than                     , 20     (the “Grantee Return Date”); provided that if the Grantee’s Restricted Stock Units that would otherwise vest pursuant to Section 4 or 5 before the Grantee Return Date, this requirement shall be deemed to have been satisfied immediately before such vesting.

9.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

10.	Withholding of Taxes.

Upon (i) the delivery to the Grantee (or the Grantee’s estate, if applicable) of treasury Shares, (ii) the delivery of cash to a broker to purchase and deliver Shares, or (iii) the delivery by the Trustee of Shares pursuant to the Trust Agreement, in each case pursuant to Sections 1 and 7 hereof, the Company, the Employer or the Trust, as the case may be, shall be entitled to withhold from such Shares or cash, as the case may be, an amount of Shares or cash having an aggregate equivalent value equal to the applicable income taxes and other amounts as may be required by law or, if it so determines, relevant governmental administrative practice, to be withheld by the Company, the Employer or the Trust, as the case may be, with respect to the delivery of such Shares or cash and shall be entitled to make other appropriate arrangements in connection with the required withholding obligations. Fractional Shares may be issued or delivered and/or adjusted upon the withholding of taxes in accordance with this Section 10, and the settlement of the Restricted Stock Units into Shares will be adjusted by the amount of the withholding, including by the fractional Shares generated and/or adjusted upon the withholding transaction. Any fractional Shares will ultimately be paid or settled in cash in accordance with Section 7 of this Agreement. Additional fractional Shares may continue to accrue and be added to existing fractional Shares upon future vesting and settlement of Restricted Stock Units (in accordance with the terms of this Agreement) if vested Shares remain in the Plan Administrator’s system.

11.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto.

13.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

15.	Successors in Interest and Assigns.

The Company and the Employer may assign any of their respective rights and obligations under this Agreement without the consent of the Grantee. This Agreement shall inure to the benefit of and be binding upon any successors and assigns of the Company and the Employer. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company and the Employer under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16.	Language

The Parties hereto acknowledge that they have requested that this Agreement and all documents ancillary thereto, including all the documentation provided to the Grantee in respect of the Award, be drafted in the English language only. Les Parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tous les documents y afférents, y compris toute la documentation transmise au bénéficiaire relativement à l’octroi des droits prévu aux présentes,soient rédigés en langue anglaise seulement.

17.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

18.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

19.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

21.	Compliance with Section 409A.

This Agreement is intended to satisfy the requirements of Section 409A of the Code and is intended not to be a “salary deferral arrangement” (a “SDA”) within the meaning of the Income Tax Act (Canada) (“Canadian Tax Act”), and shall be interpreted and administered consistent with such intent. To the extent that the interpretation and administration of this Agreement in accordance with Section 409A of the Code would cause any of the arrangements contemplated herein to be a SDA, then for any Grantee who is subject to the Canadian Tax Act and not subject to Section 409A of the Code, the Agreement shall be interpreted and administered with respect to such Grantee so that the arrangements are not SDAs. For Grantees subject to both Section 409A of the Code and the Canadian Tax Act, the terms of this Award shall be interpreted, construed, and given effect to achieve compliance with both Section 409A of the Code and the Canadian Tax Act, to the extent practicable. If compliance with both Section 409A of the Code and the Canadian Tax Act is not practicable in connection with the Award covered by this Agreement, the terms of this Award and this Agreement remain subject to amendment at the sole discretion of the Committee to reach a resolution of the conflict as it shall determine in its sole discretion.

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TIM HORTONS INC.

by
Name:
Title:

THE TDL GROUP CORP.

by
Name:
Title:

GRANTEE

by
Donald B. Schroeder